PROMISSORY NOTE

$95,000 US	June 18, 2013

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Crown Alliance Capital Limited, a Nevada corporation, (“Maker”) hereby promises to pay to the order of Lorraine Fusco (“Holder”) the sum of US NINETY-FIVE THOUSAND DOLLARS ($35,000).  This Note shall bear interest at the rate of Fourteen percent (14%) per annum.  All principal and interest due hereunder shall be payable on or before July 18, 2013.

Maker hereby waives presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles.  Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney’s fees.

Crown Alliance Capital Limited

By:/s/ Lorraine Fusco

      Lorraine Fusco, President